UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TURTLE BEACH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 6, 2022, Turtle Beach Corporation (the “Company”) made certain updates to its website relating to the upcoming 2022 Annual Meeting of Stockholders, https://voteturtlebeach.com. Updated screenshots of the website are filed herewith as Exhibit A.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the 2022 Annual Meeting of Stockholders. The Company has filed a definitive proxy statement and a BLUE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials filed with the SEC in connection with the upcoming Annual Meeting. Stockholders can obtain the definitive proxy statement and any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge on the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at https://corp.turtlebeach.com.

Exhibit A

TURTLE BEACH
How to Vote | Our Commitment to Stockholder Value | Our Nominees | History of Constructive Engagement | What Third Parties Are Saying | Resources



WHAT THIRD PARTIES ARE SAYING

MAY 5, 2022

D.A. DAVIDSON

"...we believe an improving supply environment for next gen consoles is setting an attractive backdrop in 2H. Once market headwinds ease, HEAR is well positioned to execute on the demand, given its robust inventory and supply chain management capabilities."

MAY 5, 2022

OPPENHEIMER

"We believe long-term market fundamentals and HEAR's business strategy are well aligned to support reacceleration of sales and profit growth into 2023. The stock remains undervalued, in our view, and we reiterate Outperform."

MAY 5, 2022

WEDBUSH

"We are confident that the company can continue to grow its console headset revenue over the long-term as new gamers gained during the pandemic enter the peripheral upgrade cycle over the next 1 – 3 years (assuming normalized console availability and video game reception) and as it adds substantial growth by expanding in other product categories and expanding internationally."

MARCH 3, 2022

D.A. DAVIDSON

"The company is doing a good job at mitigating the market pressures by diversifying its revenue mix (PC growing), introducing new innovative products (we need one of those 48hr battery life headsets), and expanding internationally."

MARCH 3, 2022

LAKE STREET

"While facing a more challenging retail gaming environment, logistic issues, and inflationary component costs, Turtle Beach remains well-positioned with a dominant market share in its key console segments. As console supply returns to normal levels and freight costs come down, the stock is relatively inexpensive given the quality of its business and the potential for Turtle Beach to be a nicely accretive acquisition target for a more significant CE/gaming hardware player."

MARCH 3, 2022

WEDBUSH

"...we remain positive on Turtle Beach long-term. The company has repeatedly proved that it can maintain or build market share in various environments, while its nascent but rapidly expanding PC gaming headset and accessories segment is offsetting current declines in console peripherals up against difficult comparisons. Additionally, Turtle Beach's available cash for M&A and new in-house product development provides it with plenty of runway for growth in the years ahead."

MARCH 3, 2022

MAXIM

"We believe management's data-driven approach to managing the business positions the company to take additional share of the growing $1.7B + console headset market, successfully expand into the $3.8B + PC headset and accessories market, and the $2.3B global microphone market, as well as the ~$1B aggregate third-party controller and flight simulator product markets."

MARCH 5, 2021

OPPENHEIMER

"The company is well positioned. Its balance sheet is clean and getting stronger. ROCCAT proved management's ability to enter and expand in unfamiliar categories/ Geographies...We expect management to execute its growth plans as well as it did for its turnaround. Reiterate Outperform and raising PT to $43 from $37. We believe the company has never been this well positioned for growth, and management is committing more investments to capture the opportunities. HEAR management showcased textbook execution in the past three years. The team smoothly handled two rounds of sudden demand surges (2018 & 2020) and associated supply chain challenges, cleansed its balance sheet, and expanded and grew in new markets (PC accessories)."

AUGUST 6, 2021

D.A. DAVIDSON

"Once again, in our view, management showed its ability to navigate multiple challenges, including chip shortages and logistics inflation to report better-than-expected top- and bottom-line results."

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HOW TO VOTE

FOR ADDITIONAL VOTING INFORMATION

If you have any questions about how to vote your shares, or need additional assistance, please contact:

Mackenzie Partners
HEAR@mackenziepartners.com
(212) 929-5500
or
Toll-Free (800) 322-2885

INVESTOR CONTACT

Cody Slach or Alex Thompson
Gateway Investor Relations
On Behalf of Turtle Beach
949.574.3860
HEAR@gatewayir.com

MEDIA CONTACT

MacLean Marshall
Sr. Director – PR/Communications
Turtle Beach Corp.
858.914.5093
maclean.marshall@turtlebeach.com

Joele Frank, Wilkinson Brimmer Katcher
Jed Repko / Nick Lamplough
212.355.4449

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